                                    Exhibit 99.1

GAN Reports Second Quarter 2021 Financial Results
Sequential Revenue Growth of 24%, Driven by Strong International Results in B2C Segment
Reiterates Revenue Guidance of $125 - $135 Million, or 270% yr/yr Growth at the Mid-point
Signed Exclusive Deals with Ainsworth and Incredible Technologies Further Augmenting Content Portfolio

Irvine, California | August 16, 2021: GAN Limited (the “Company” or “GAN”) (NASDAQ: GAN), a leading full-service Internet gaming software-as-a-service provider to the real-money Internet gaming (RMiG), online sports betting, and simulated gaming (SIM) industries, today announced its operating and financial results for the second quarter ended June 30, 2021.

Dermot Smurfit, CEO of GAN stated:
“Our business momentum accelerated through the first half of 2021, as we continue to scale the business and build significant brand awareness across our key business-to-business (B2B) and consumer facing (B2C) end-markets. This was highlighted by a very strong second quarter, which included nearly 70% sequential top-line growth in our B2C segment compared to the first quarter. Additionally, our B2B US gross operator revenue grew 4% sequentially, despite a seasonably slower U.S. sports calendar. We have now supported 11 successful real money gaming launches year-to-date, including the highly successful and multi-faceted transition of Churchill Downs onto the GAN platform during the second quarter.”

“Most importantly, we made great progress in executing our long-term growth strategy during the first half of the year. This included significant development work in the integration of our new sportsbook engine into our B2B product suite, which we plan to debut at Global Gaming Expo this fall. It also was highlighted by two exciting, exclusive content deals with Ainsworth and Incredible Technologies. We continue to emphasize the importance of possessing exclusive content and an industry-leading library of the most recognizable and popular retail games. These efforts and agreements will allow us to grow our take rate from U.S. iGaming revenue and position GAN as a content supplier of choice for large operators with diverse content line-ups.”

Second Quarter 2021 Financial Highlights vs First Quarter 2021:

•Total revenues of $34.6 million versus $27.8 million, a 24% increase driven by strong growth in the B2C segment primarily in Latin America and Northern Europe, with sports results benefitting from higher-than-expected sports betting margin.

•B2B segment revenues of $10.6 million versus $13.5 million. The first quarter of 2021 included $3.0 million of patent licensing revenue.

•B2C segment revenues of $24.0 million, which was a 68% or $9.7 million increase. The second quarter included the Copa America and UEFA European Championship tournaments.

•Consolidated gross profit of $24.3 million versus $19.1 million. Gross profit increased primarily due to increased margins within our B2C segment sports revenue stream.

•Net loss of $2.7 million versus net loss of $4.5 million. Operating expenses increased $4.7 million to $36.4 million driven by increased personnel expense related to near-term investments in talent and technology to meet the strong demand environment.

•Adjusted EBITDA of $4.6 million versus $1.7 million. The increase was primarily driven by higher revenue offsetting strategic investments in talent and technology.

•Cash of $52.1 million as of June 30, 2021, which was in-line with the prior quarter. The Company has no debt.

GAN Limited
Key Financial Highlights
(Unaudited, in thousands unless otherwise specified)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Revenues
B2B	$10,646	$13,530	$8,323
B2C	23,982	14,312	—
Total revenues	$34,628	$27,842	$8,323

Profitability Measures
B2B segment gross profit (1)	$8,339	$10,788	$6,200
B2C segment gross profit (1)	$15,933	$8,335	$—
B2B segment gross profit margin (1)	78.3%	79.7%	74.5%
B2C segment gross profit margin (1)	66.4%	58.2%	N/A
Net loss	$(2,730)	$(4,464)	$(9,669)
Adjusted EBITDA (7)	$4,642	$1,700	$1,638

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$221.4	$214.2	$129.1
B2B Active Player-Days (3) (days, in millions)	9.1	9.5	5.6
B2B ARPDAU (4) (in whole dollars)	$24.38	$22.48	$23.02
B2C Active Customers (5) (number of customers)	186,942	111,566	N/A
B2C Marketing Spend Ratio (6)	12%	14%	N/A

Performance and Operational Highlights

•Gross Operator Revenue (“GOR”) (2) of $221.4 million versus $214.2 million, a 3% increase, driven by the strong performance of GAN’s new and existing client partners, most notably in the state of Michigan. Excluding Italy, GOR increased 4% from the prior quarter to $219.0 million. GOR excludes our B2C segment.

•Launched major new B2B tribal and commercial operators in six states. As previously announced, the Company launched Churchill Downs in three additional states (sportsbook and RMiG in PA; sportsbook in CO and IN) followed by FanDuel RMiG in WV in early May 2021. Additionally, the Company went live with Gila River (SIM for AZ) and Seneca Gaming (SIM for NY).

•Incredible Technologies, Inc online slot portfolio. Obtained exclusive online rights to all current and future Incredible Technologies' online games, which will grow to over 110 games during the term of the contract. Clients of GAN for both RMiG and SIM have access to nearly 1,200 games which now includes proven, exclusive land-based content from two leading gaming suppliers.

•In May, GAN won two EGR North America Awards: Full-Service Platform Provider and Freeplay Gaming Supplier. GAN then followed that up with an EGR B2B Award in July for White Label Partner of the Year.

•After the 2021 second quarter-end, the Company extended its relationship with WinStar and the Chickasaw Nation tribe in Oklahoma (SIM) and added Treasure Island on the Las Vegas Strip as a SIM client.

2021 Outlook

Karen Flores, CFO of GAN added:
“Our strong second quarter financial results were in-line with our preannounced expectations in early July and support our confidence behind the decision to raise our full-year revenue outlook to between $125 million and $135 million. We remain in a strong financial position as we support new and existing customer launches, pursue our content acquisition strategy, grow our team and evaluate new geographies. Looking out to the second half of 2021, we expect continued strong performance from our B2C segment – particularly in Latin America and Northern Europe – as well as from our B2B segment as we gain new client wins in major markets. We also expect improvement in our profitability metrics as revenue growth begins to align with the increased scale needed to support our expanded operations.”

Conference Call Details

Date/Time:        Monday, August 16, 2021, at 4:30 PM EST
Webcast:        https://www.webcast-eqs.com/GAN20210816/en
U.S. Toll-Free Dial-in:    (877) 407-0989
International Dial-in:    (201) 389-0921

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of the earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry. Coolbet, a segment of GAN, is a market-leading operator of proprietary online sports betting technology with market leadership positions in selected European and Latin American markets. GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as ‘Simulated Gaming.’

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s 2021 revenue guidance, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability for the second half of 2021, the anticipated launch of regulated gaming in new U.S. states, the expected integration of Coolbet’s sports betting technology and international B2C operations, the anticipated launch timing of the B2B sportbook technology solution in the U.S., , as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This presentation uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in conformity with GAAP, and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2)    The Company defines Gross Operator Revenue as the sum of its corporate customers’ gross revenue from Simulated gaming, gross gaming revenue from real money regulated iGaming, and gross sports win from real money regulated sports betting, including B2C casino and sports-betting platform gross gaming revenue. Gross Operator Revenue, which is not comparable to financial information presented in conformity with generally accepted accounting principles in the United States of America (“GAAP”), gives management and users an indication of the extent of transactions processed through the Company’s corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Active Player-Days as unique individuals who log on and wager each day (either wagering with real money or playing with virtual credits used in Simulated gaming), aggregated during the respective period. By way of illustrative example: one (1) unique individual logging in and wagering each day in a single calendar year would, in aggregate, represent 365 B2B Active Player-Days. B2B Active Player-Days provides an indicator of consistent and daily interaction that individuals have with the Company’s platforms. B2B Active Player-Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and wagers multiple days are weighted heavier during the period than the user who only logs on and wagers one day.

(4) The Company defines B2B Average Revenue per Daily Active User (“ARPDAU”) as B2B Gross Operator Revenue divided by the identified number of B2B Active Player-Days. This measure allows management to measure the value per daily user and track user interaction with the platforms, which helps both management and users of financial statements understand the value per user that is driven by marketing efforts and data analysis obtained from the Company’s platforms.

(5) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This measure allows management to measure the platform traffic and related trends.

(6) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this measure allows management to compare across jurisdictions and other sub-sets, plus comparison to peers with tracking overtime as an additional indication of return on marketing investment.

(7) Adjusted EBITDA is a non-GAAP financial measure that is provided as supplemental disclosure which the Company defines as net income (loss) before interest costs, income taxes, depreciation and amortization, share-based compensation expense and related expense, impairments, initial public offering related costs and other items which the Board of Directors considers to be infrequent or unusual in nature. Management uses Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (1) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations and (2) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with GAAP. Adjusted EBITDA, as defined, may not be comparable to similarly titled measures used by other companies in the industry, and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Adjusted EBITDA, as calculated by the Company, along with a reconciliation to net income (loss), the comparable U.S. GAAP equivalent measure, is included below.
This presentation uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in conformity with GAAP, and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with GAAP.

Investor Contacts:

GAN Robert Shore VP, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Ashley Gruenberg (312) 445-2870 GAN@alpha-ir.com

GAN Limited
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Revenues	$34,628	$27,842	$8,323

Operating costs and expenses
Cost of revenues (1)	10,356	8,719	2,123
Sales and marketing	5,480	4,101	1,642
Product and technology	4,055	4,850	5,173
General and administrative (1)	12,326	10,011	7,786
Depreciation and amortization	4,149	3,963	716
Total operating costs and expenses	36,366	31,644	17,440

Operating loss	(1,738)	(3,802)	(9,117)
Interest expense, net	—	1	382
Loss before income taxes	(1,738)	(3,803)	(9,499)
Income tax provision	992	661	170
Net loss	$(2,730)	$(4,464)	$(9,669)

Loss per share, basic and diluted	$(0.07)	$(0.11)	$(0.37)

Weighted average ordinary shares outstanding, basic and diluted	41,931,948	41,986,083	26,227,944

GAN Limited
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$52,086	$152,654
Accounts receivable, net	11,976	6,818
Prepaid expenses	2,384	1,912
Other current assets	2,099	2,112
Total current assets	68,545	163,496

Capitalized software development costs, net	11,555	6,648
Goodwill	154,534	—
Intangible assets, net	41,611	468
Other assets	7,647	2,634
Total assets	$283,892	$173,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,146	$4,926
Accrued compensation and benefits	7,987	4,956
Accrued expenses	5,405	3,363
Liabilities to users	7,389	—
Other current liabilities	3,716	4,067
Total current liabilities	28,643	17,312

Deferred income taxes	2,192	—
Other noncurrent liabilities	463	370
Total liabilities	31,298	17,682

Stockholders' equity
Ordinary shares, $0.01 par value, 100,000,000 shares authorized, 42,015,675 and 36,635,362 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	420	365
Additional paid-in capital	315,055	203,842
Accumulated deficit	(52,960)	(45,766)
Accumulated other comprehensive loss	(9,921)	(2,877)
Total stockholders' equity	252,594	155,564
Total liabilities and stockholders' equity	$283,892	$173,246

GAN Limited
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
Operating Activities
Net loss	$(7,194)	$(8,975)
Adjustments to reconcile net loss to net cash from operating activities	12,202	6,062
Changes in operating assets and liabilities, net of acquisition	(712)	4,621
Net cash from operating activities	4,296	1,708

Investing Activities
Cash paid for acquisition, net of cash acquired	(92,404)	—
Expenditures for capitalized software development costs	(6,479)	(1,748)
Payment of content licensing fee	(3,500)	—
Purchases of gaming licenses	(207)	(12)
Purchases of property and equipment	(1,093)	(630)
Net cash used in investing activities	(103,683)	(2,390)

Financing Activities
Proceeds received from issuance of ordinary shares in initial public offering, net	—	57,445
Payments of offering costs	(604)	(1,678)
Proceeds from exercise of stock options	337	2,197
Cash consideration paid to GAN plc shareholders	—	(2,525)
Principal payments on finance leases	(54)	(90)
Net cash from (used in) financing activities	(321)	55,349

Effect of foreign exchange rates on cash	(860)	(888)

Net increase (decrease) in cash	(100,568)	53,779
Cash, beginning of period	152,654	10,279
Cash, end of period	$52,086	$64,058

GAN Limited
Segment Revenues and Gross Profit
(Unaudited, in thousands)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
B2B
Platform and content fees	$9,325	$9,184	$6,422
Development services and other	1,321	4,346	1,901
Total B2B revenues	10,646	13,530	8,323

B2C
Gaming	23,982	14,312	—
Total B2C revenues	23,982	14,312	—

Total revenues	$34,628	$27,842	$8,323

B2B
Revenues	$10,646	$13,530	$8,323
Cost of revenues (1)	2,307	2,742	2,123
B2B segment gross profit (1)	8,339	10,788	6,200
B2B segment gross profit margin (1)	78.3%	79.7%	74.5%

B2C
Revenues	23,982	14,312	—
Cost of revenues (1)	8,049	5,977	—
B2C segment gross profit (1)	15,933	8,335	—
B2C segment gross profit margin (1)	66.4%	58.2%	—

Total segment gross profit (1)	$24,272	$19,123	$6,200
Total segment gross profit margin (1)	70.1%	68.7%	74.5%

(1) Excludes depreciation and amortization

GAN Limited
Revenues by Geography
(Unaudited, in thousands)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Revenues by geography *
United States	$8,608	$11,473	$7,044
Europe	14,193	11,064	1,268
Latin America	10,254	3,603	—
Rest of the world	1,573	1,702	11
Total	$34,628	$27,842	$8,323

* Revenue is segmented based on the location of the Company's customer.

GAN Limited
Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020

Net loss	$(2,730)	$(4,464)	$(9,669)
Income tax provision	992	661	170
Interest expense, net	—	1	382
Depreciation and amortization	4,149	3,963	716
Share-based compensation and related expense	2,231	1,539	7,762
Initial public offering transaction related	—	—	2,277
Adjusted EBITDA	$4,642	$1,700	$1,638